Exhibit 99.2
TELULAR CORPORATION #11106969
TELULAR CORPORATION, QUARTER ONE 2008 EARNINGS CALL
January 31, 2008, 11:00 AM ET
Chairperson: Joe Beatty (Mgmt.)

Operator:	Ladies and gentlemen, thank you very much for standing by and welcome to the Telular Corporation Quarter One 2008 Earnings Call. During today’s presentation, all parties will be in a listen-only mode, and following the presentation the conference will be open for question and answers. As a reminder, this conference call is being recorded Thursday January 31 of 2008.

I would now like to turn the conference over to Brinlea Johnson of The Blueshirt Group. Please go ahead ma’am.

Brinlea Johnson:	Good morning ladies and gentlemen and welcome to Telular Corporation’s Conference Call to discuss operating results for the first quarter ended December 31, 2007. By now, everyone should have received a copy of the company’s press release sent out this morning. If you need a copy of the press release, please contact The Blueshirt Group at 415-217-7722.

On the line today from Telular’s management is Joe Beatty, President, Chief Executive – and Chief Executive Officer and Chief Financial Officer. They’re going to begin the call with opening remarks from management and then we’ll open up the lines for the question-and-answer session.

But, before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors could cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the company’s 10-K and other filings with the SEC for discussion of these factors.

And finally, this call is scheduled to last no more than 60 minutes including question. For the Q&A, please limit your questions to be courteous to the callers who may want to queue up.

At this point, I’d like to turn the call over to Mr. Joe Beatty. Go ahead Joe.

Joe Beatty:	Thanks Brinlea. Good morning everyone. Welcome to Telular’s conference call to discuss financial results for the first quarter of 2008. As the new CEO of Telular, I’m really excited about the team we have in place and the future direction of the company. I’m committed to driving more rapid top line growth while continuing to deliver consistent profitability.

To begin, I would like to detail first quarter 2008 financial results and then I’ll provide you with an update on our business and longer term growth plans.

Telular reported revenue from continuing operations of 19.7 million for the first quarter of 2008, an increase of 34% compared to 14.8 million for the same period last year. The company reported first quarter income from continuing operations of 2.2 million or $0.11 per share as compared to 200,000 or $0.01 per share reported in the same period last year.

First quarter 2008 Telguard products and service revenues increased 28% to 15.5 million from 12.1 million reported in the same period last year. Telguard product sales increased 21% over the prior year period to 10.1 million, while Telguard service revenues increased 44% from the prior year period of 5.4 million. And, we’re also up 11% on a sequential basis.

During the first quarter, Telular sold approximately 54,000 Telguard units and activated over 73,000 new Telguard units. Total Telguard units in service as of December 31, 2007 were 384,000, and we continue to believe that we will drive subscriber growth to close fiscal 2008 with over 500,000 Telguard subscribers.

Average revenue per unit sold this quarter increased to $188 versus $158 reported in the fourth quarter of 2007 as we sold a larger proportion of higher priced commercial models. Telguard service [inaudible] declined sequentially less than we had expected from $5.43 per month in the fourth quarter of 2007 to $5.10 per month this quarter, as a result of fewer analogue units coming off of our network.

As we’ve indicated in the past, once the analogue units come off the network from the impending Sunset of the analogue spectrum, we expect our service [inaudible] to decline to approximately $4.00 per month. Therefore, over the next couple of quarters, as our Telguard service mix changes to all digital, service revenues will be negatively impacted.

Moving on to Terminal products, Terminal revenue grew 58% over the prior year period to 4.2 million. Our gross margin from continuing operations was strong at 36%, up 100 basis points from 35% reported in both the previous quarter and in the prior year period. This is a reflection of the more profitable product mix in the Telguard business this quarter. Looking ahead, we expect gross margins will return to more normalized levels.

Operating expenses were down sequentially and nearly flat with the prior period. G&A expense was higher than last year due to certain non-cash charges for executive compensation in the quarter. Sales and marketing expense remain consistent, 8% of revenue both this quarter and in the fourth quarter of 2007.

We will continue to balance operating expenses with top line growth. The company’s cash balance of 9.6 million was down slightly sequentially from 10.2 million reported at September 30, 2007. Cash decreased due to our decision to invest over $5 million in higher inventory of Telguard products and to reduce payables by nearly $4 million. As we enter the quarter in which the analogue spectrum will be deactivated, we want to have plentiful supply of Telguard products.

We also announced today that while we are still marketing the Fixed Cellular phone business for sale, the process has not yet yielded a buyer. Therefore, we will continue to operate this unit in order to sell the remaining inventory and to service customers until a buyer is found. We do not expect the sale process to extend beyond June of this year.

Now, I’d like to move on to a more detailed discussion of our business and the longer term growth plans in place. Over the last several quarters, Telular has successfully achieved strong gross margins and stable profitability. While I am pleased with the notable improvements we have made, I believe we need to be able to grow this business much more rapidly to achieve both better scale and operating leverage. My experience as Telular’s CFO has given me a detailed look inside the company’s operations and great familiarity with our strategic direction.

In our Telguard segment, we have high margin product, a stream of recurring service revenues and an expansive distributor base. Telguard service revenues have grown to represent an increasing proportion of our total revenue adding stability to our profitability. Our business continues to benefit from the impending Sunset of analogue cellular networks set for February 18th with strong demand expected to continue over the next couple of quarters.

While the analogue Sunset date has fueled stronger demand than historically posted as I’ve inspired over the last two quarters, we are capable of growing this business without the benefit of the Sunset period.

In addition to strong pre-existing growth trends before Sunset demand kicked in, we are optimistic that we will able to extend our Telguard products and services into Mexico this fiscal year and other developing countries in the future.

We are seeing strong demand for our Terminal products in North America and South America. This quarter Terminal’s grew over 50% year-over-year. The carrier approval process for our new 3G terminals is nearly complete in the domestic market and we expect good demand for these products throughout 2008.

Moreover, we are developing a 2.5G terminal targeted at the Latin American market to replace our existing 2G products later this year.

Looking ahead, we are developing new market entries in the event monitoring space. We can take advantage of our experience and R&D resources with Telguard and apply it to creating modern earn solutions from a myriad of applications in a variety of markets.

In conclusion, Telular remains well positioned in our markets and we expect our continuing operations to be profitable going forward. I plan to leverage all of our assets to both diversifier profit streams and drive more rapid top line growth.

I look forward to keeping you updated on our progress, and with that I’d like to turn it over to the operator to coordinate any questions you might have.

Operator:	Thank you sir. Ladies and gentlemen, if you do have a question, please press the star followed by the one on your pushbutton phone at this time. If you’d like to withdrawal that question, please press the star followed by the two and if you’re using speaker equipment, you’ll need to lift the handset before making your selection. One moment please for the first question.

The first question comes from the line of Rob Domron with 21st Century Equity. Please go ahead sir.

Rob Domron:	Good morning Joe. I wanted to – well, first of all, looks like the growth was excellent on a year-over-year basis, but if we look at it on a sequential basis, you know, there was a decline in a couple of the segments, and maybe you could just go into a little bit more detail on, you know, maybe why you felt that the Telguard product revenue was down sequentially. Why don’t we just start there?

Joe Beatty:	Okay. Yeah, the Telguard with the Sunset, you know, we’re certainly having better demand than our run rate before Sunset kicked in. When we had a pretty superior quarter, fourth quarter ’07, you heard us come back and guide to a year-end subscriber estimate for 2008, and in our minds, it was always going to be a lumpy process, because that great demand we saw fourth quarter ’07 came in a very short period of time at the end of the quarter. So, from our perspective, we didn’t have a lot of comfort that we could predict the timing of additional surge in demand. So, I think what I would say about the Telguard units is they were above prior run rate. They’re within the realm of what we guided in terms of where our year can end up, but certainly I think it’s a lumpy process in terms of when these units go out relating to Sunset.

Rob Domron:	Okay. I think even on your last conference call you mentioned that you had activated 29,000 units in October, and then we got to 73,000 for the quarter, so, you know, it does appear that there was a little bit of a slowdown in November and December. You know, can you point to any reason why that may have been?

Joe Beatty:	I think, first of all, the pace that we did that first month of the quarter, which we talked about in the last conference call was a pretty heroic pace for us, but beyond that, I think it’s just the fact that you have year-end and there are fewer business and work days in December, so that has certainly a lot to do with the fact the activations didn’t continue at that pace.

Rob Domron:	Okay.

Joe Beatty:	And, the other side of it is, we – the activations begin with the installers of our dealer customers, so if they are not calling in to get activated then we are not responding and it doesn’t get in our activation count.

Rob Domron:	Now historically, the analogue kick rate has been about 4%. Have you been able to monitor over the last six months or so what the digital take rate is?

Joe Beatty:	Yeah. It’s anecdotal evidence. We’re talking to our dealers. The sense we get is the incremental security system that they sell, probably one out of every four or five of those customers takes the cellular communicator as an add-on with the purchase. So, that’s what we know in terms of incremental demand and that’s why we’re excited. You know, it’s a one out of every four or five, 20 to 25% kind of incremental penetration versus the base of four percenters though.

Rob Domron:	Okay, that’s helpful. And then on the discontinued operations, do you have what the liabilities are of that business? You showed on the balance sheet the assets, but what would you say the liabilities of that business are?

Joe Beatty:	Sure. I can tell you that, as I sneak a peek here at our balance sheet. Continuing ops, liabilities, a million nine as of December 31st.

Rob Domron:	Okay. That’s all I have for now. Thanks.

Joe Beatty:	All right. Rob, thanks.

Operator:	Thank you sir. The next question comes from the line of Matt Hoffman with Cowen. Please go ahead.

Matt Hoffman:	Hey, good morning Joe and congrats on the new role.

Joe Beatty:	Thanks Matt, I appreciate it.

Matt Hoffman:	You bet. As you mentioned, inventory was a drag on cash flow in the quarter and at the same time DSO’s did track meaningfully. How should we view those balance sheet moves? You signaled that with the Sunset provisions coming up here in the March quarter, you want to be prepared and have inventory to meet anticipated demand, but can you – what might be the near term impact on revenue? Are you expecting that revenue here to hit in March? Or, should we expect an up quarter in terms of revenue? Or, do you expect this inventory to really last you over several quarters?

Joe Beatty:	I think that’s just it. Based on that surge we had in the fourth quarter, I wanted the team to be ready with plenty of product. There’s really not a lot of downside to us, especially at this time with the potential for large surges and demand.

Operator:	Hello? One moment ladies and gentlemen. Please continue to stand by. Once again ladies and gentlemen, please continue to stand by. The conference will continue momentarily.

Ladies and gentlemen, thank you very much for standing by. At this time, we will continue with the conference. Please go ahead.

Joe Beatty:	Thanks. Sorry folks. I’m not sure what happened at our end. I’m back. Matt, I heard your question and so, I’m just going to start from the top answering it. It had to do with inventory and how that’ll play into revenue. And, the response is that we want to have plenty of products on hand. The demand around this timeframe with Sunset is variable, hard to predict, so I didn’t see a lot of downside to having plenty of inventory on hand. To the extent, I’ve got a little too much, I think all that means is that I’ve got product ready to sell for the quarter after. And so, nothing is going to waste but really it’s a fair end cost issue of rather than having cash in the bank earning money market rates, I’ve got cash turned into inventory, potentially a little too soon but hopefully not.

Matt Hoffman:	All right. So, as you look at January, you’ve had the benefit now of almost a full month of sales, and without getting too much into details about the current quarter, do you feel – like, the inventory balances you had December 31st have been worked down a little bit as the quarter has gone on and the sales projections here, has sales met projections during January?

Joe Beatty:	Yeah. What I would say about January is it is just like the first quarter. It is consistent with our expectations for the year. I will say, the thing I look at to gauge whether or not people are procrastinating on the analogue conversion is our base of analogue customers still on our network, and as I said in the prepared remarks, fewer analogue customers converted – they came off our network during the first quarter than we expected, so my general view is procrastination continues even at this late date. And so, I think, you know, it’s going to be a busy February and probably a busy March, but again, it’s just difficult to size the impact. But again, the leading indicator I see is that not enough analogue folks have converted from my perspective.

Matt Hoffman:	Got it. So, it might actually take us a couple of quarters to get through this? So, last question for me, you’ve got – you took a little bit of heat last quarter, if I remember, for having equipment sales that exceeded activations. This time we’ve got the opposite, which is, you know, a pretty healthy trend in my opinion, so do you anticipate as we look forward here into March and in the [inaudible] quarters that we should see activations and your sales basically balance as we model this out?

Joe Beatty:	That’s certainly over the long term. Every unit we sell will only work on our system and some must be activated, and so they’ll be a one-to-one correlation in the long run. I think it made – we had a gap of activation versus sales historically, because the base was building the growing rate. We saw that, you know, in huge terms last quarter. This quarter, since it was down relative to last quarter in terms of units sold, you saw that catch up occur where so many of those units we sold last quarter were activated and fewer were sold, so you saw the reversal.

But, yeah, I mean, it’s really, it’s kind of mathematics and timing. It’s a one-for-one relationship over the long run and it’s just a function of how many are sold in a particular quarter and at what point during the quarter they get sold, because then that’ll dictate when they activate it. They’re typically not enrolling stock more than a month, so if they all got sold in the last month of the quarter, you’d see very few of them activate that quarter and you’d see a big surge in the following quarter, as we did here.

Matt Hoffman:	Great. Thanks.

Joe Beatty:	All right Matt, thanks.

Operator:	Thank you. The next question comes from the line of Kevin Dede with Merriman. Please go ahead.

Kevin Dede:	Yes. It’s Morgan Joseph. Sorry about that confusion there. Not bad quarter Joe. Congratulations and let me offer you congrats as well on your move.

Joe Beatty:	Well thanks. I appreciate it. And I was going to correct Morgan Joseph for you if you didn’t so.

Kevin Dede:	Well, great. Thanks. I don’t know how that happened because I enrolled as Morgan Joseph. Anyway, the – I guess the question I have is just on how you see gross margins trending. I mean, they’ve increased really nicely here and I’m kind of wondering what the ultimate model includes in that target range for you there?

Joe Beatty:	Sure. Gross margins this quarter were very nice and largely tied to the fact that our average revenue for Telguard hardware unit jumped to 188 versus 168 last quarter. As I said in the prepared remarks, that’s largely due to the mix of Telguard products sold. This quarter was skewed towards commercial units, specifically our TG7 product, and so, you know, my view is that we’ll return to the historical mix of being dominated by residential units that we sell.

So, that’s going to take the [inaudible] for Telguard hardware to kind of back down. It is a lesser margin sale and so I think our margins, if you just looked at that issue, you know, could be a couple of points lower but that’s expected. That’s kind of the natural trend that we had. I would say if you look medium and long term, the service revenue from Telguard which is, you know, margins of just shy of 50%, as that becomes an ever increasing portion of our total revenue, that’s going to be pulling our consolidated gross margins up. And, you know, the math gets simple at that point, you know, whatever proportion it is times something near 50% plus the balance in the low 30’s.

Kevin Dede:	So, is there some seasonality tied to the mix of commercial and residential in the December quarter? I mean, I know, I know the September quarter showed some pretty strong residential growth but given the holiday season, I mean, at least that was my understanding of past results. Is that more likely the case here as well?

Joe Beatty:	You’re right. The December quarter is seasonal somewhat with fewer workdays, so it’s generally a slower period for us. But as it relates to commercial versus residential, I think what we’re seeing is more an issue of the commercial customers understand they better have their system converted by the Sunset date so that their insurance carriers have comfort. And so, they’re complying with their obligations under their insurance. I think the residential consumers are just more likely to procrastinate, and that’s really, I think, why we saw what we saw in terms of the mix fourth quarter.

Kevin Dede:	Okay. And, you mentioned that you feel pretty strongly about being able to continue the business growth despite Sunset. Can you just kind of outline your reasons behind that for me?

Joe Beatty:	Sure. The motivation with the comment is really that we’ve talked so much about Sunset and we are in the midst of it, and it’s causing I think a wide range of expectation among our investors of what to expect. And, as good as it is to have a surge of demand, you know, it’s a little bit unfortunate for everyone that we can’t pinpoint the growth trends and get everyone comfortable with similar expectations.

I just want to just remind everyone, this was a great business before Sunset kicked in the other quarter. We were selling 45 – 40, 45,000 units a quarter. We had those incremental penetration rates that I talked about earlier, 20 to 25% of new customers based on what our dealers tell us versus a base of 4 or 5%. So, you know, it’s a good business, and interestingly, it’s somewhat countercyclical, so I feel that some questions on gee, if the housing market slows and people are moving less frequently, what does that mean for your business? And, my answer starts out with, gee, I don’t know because we haven’t – you know, since Telguard Digital launched a couple of years ago, this is the first time it’s occurred. But, it’s countercyclical. When the economy is down, people get nervous. They think about their security and, you know, trends in the business side, that won’t necessarily be a bad thing.

So, in summary, it’s a good business anyway without Sunset. I look forward to getting through Sunset and getting rid of, kind of the expectations variability that we’re all living with and back to kind of a more normalized trend.

Kevin Dede:	Okay. Well, thanks for the detail and congrats.

Joe Beatty:	Thanks Kevin.

Operator:	Thank you sir. The next question comes from the line of Matthew Kempler with Potomac Capital. Please go ahead.

Matthew Kempler:	Thank you. Just a couple of question. First of all, you mentioned, next quarter you expect that to happen this fiscal year. Is that going to happen early enough to have a financial impact on the business?

Joe Beatty:	Not materially. For me, it’s more of a benchmark of kind of pushing the team to get this done within the year and putting a little bit at stake for ourselves internally in terms of incentive plans, and making sure we drive hard to get it done.

In terms of the external results, you know, I wouldn’t call it of highly material amount. Certainly, we like everything we can get but it’ll build over time even if we start generating revenue this fiscal year.

Matthew Kempler:	Okay. And then, would the new 3G and [inaudible] terminals coming out, I mean, the business has been moving along nicely in this 4 to $6 million range a quarter on the phones on the Terminal side. What does expanding into the 3G and financing markets do for your business? And, what kind of growth do you think that can deliver?

Joe Beatty:	It’s a great event for the business because, you know, we don’t have a 3G terminal today and the 3G terminals should be more popular in the U.S. You know, for our Terminals business, two thirds of our revenue comes from outside the U.S., mostly Latin America, and we love those customers but the 3G terminal we think will be more popular in the U.S. It’s got a higher price point, so I’m excited to have more to do with the major U.S. carriers and have a product that hopefully they embrace. So, that’s one of the great benefits of it.

It will also be something that will be increasingly attractive in Latin America, so it’s not that it doesn’t fit that piece of our market either but it’s just a nice development in terms of [inaudible] software in the U.S. And then the other, the 2.5G terminal was just really a life cycle, a life cycle upgrade that will give the Latin American customers kind of the next generation of what they like to buy a lot of right now.

Matthew Kempler:	Okay. So, just in terms of us tracking the 3G’s development, is that the kind of thing that has to get certified in each carrier’s network, and that would be kind of a press release announcement or how does that develop?

Joe Beatty:	Yes. It does have to get certified. The homologation process as it’s called, on each carrier’s network, and we would certainly seek to let you know when we’ve accomplished that. It’s been – it’s already underway and I think we talked about them in the remarks that it’s well underway. So, hopefully we have more to say about that in the near future.

Matthew Kempler:	Okay. And, forgive me if you had put this in the opening remarks, I missed them, but what is the total install base today? And, how many of those are digital and analogue?

Joe Beatty:	We have 384,000 total subscribers. The analogue base is 60,000ish.

Matthew Kempler:	Okay. Of the 55,000 units that were shipped in the most recent quarter, how many of those were from upgrades, you know, in your estimation versus new installs, new home installs?

Joe Beatty:	I’d have to say Matthew, we’ve been basically pegging any increment above our 45 run rate as having to do with Sunset, and I would – at least the 10,000 increment above 45, but it is hard – it’s really tough for us to get accurate information on market share and customers because we’re a step removed working through our dealers.

Matthew Kempler:	Okay. On the phone business, of that – of the assets that you have listed there on the balance sheet, how much of that is inventory at this point?

Joe Beatty:	Inventory is a few million. The accounts receivable, accounts receivable are about 9 million down from 10 million at September 30th. And again, I would just say, we are used to our accounts receivable in the phone business taking a while to collect but we always collect them. So, we feel very good about the 9, 10 million receivables. And, you know, the inventory, we’re working on that flow.

Matthew Kempler:	Okay. But I mean, I think in the question, at least it talked about how, you know, the strategy here at this point is just to work off the inventory, I have to imagine with just a few million, that’s a pretty quick process at this point, correct?

Joe Beatty:	Yeah. I think that’s a fair assessment depending on what you mean by quick.

Matthew Kempler:	Well, I mean, should this go up beyond one or two more quarters?

Joe Beatty:	No, absolutely not. I mean, that’s why I put the hard line in there in terms of this business will be dealt with by June 30th.

Matthew Kempler:	Okay.

Joe Beatty:	To give people comfort.

Matthew Kempler:	Okay, good. So, with just the receivables and the – you know, inventory being worked off there and the fact that the company built up a decent inventory level in its Telguard business this quarter, for the last quarter, should we expect to see cash build now from here forward?

Joe Beatty:	Yes. Yeah. That’s the right way to look at it.

Matthew Kempler:	Okay. All right, good. Thank you.

Joe Beatty:	Sure.

Operator:	Thank you. The next question comes from the line of Russ Silvestri with Skiritai Capital. Please go ahead with your question.

Russ Silvestri:	Hi. Can you hear me Joe?

Joe Beatty:	Hi Russ. How are you?

Russ Silvestri:	Fine thanks. Yourself?

Joe Beatty:	Good thanks.

Russ Silvestri:	Can you talk a little bit – I’ve got a handful of questions, but the Terminal seasonality?

Joe Beatty:	Yes. Just a little color on that. Terminals are typically bought by carriers, wireless carriers, and they distribute them to the end users typically. There are also dealers that buy terminals. So, what that means is the customer base is measured on your hand. There’s not thousands of customers that are, you know, a single digit number of major customers. So you know, we’re in the holiday quarter, the quarter ended December 31. You know, two thirds of our terminals were sold in Latin America. They tend to take time off more than we do up here in the U.S. around the holidays. I think it’s a seasonally weak quarter for Terminals.

Russ Silvestri:	So, in general for Terminals, we should expect to see sequential growth then?

Joe Beatty:	I’m expecting that.

Russ Silvestri:	Okay. And then, also, the same thing on the seasonality, historic seasonality on the Telguard, the alarm products and activations, I mean, I would imagine obviously with Christmas and in the light people are not activating alarms, but I’m just wondering in terms of month-to-month, how did this year compare to the previous years? Maybe you can kind of break out how the sales went month-to-month? That would be helpful too.

Joe Beatty:	Yeah. Well, let me just talk about activations. You know, I think the number of activations this last quarter, 73 or 74,000 was clearly driven by the huge volume sold the prior period. So, I wouldn’t want to consider that. It’s hard to get any seasonality trend deciphered with all that going on because there was such a big surge.

In terms of the month-to-month order flow for Telguard, I think we’re in the same position because of, you know, December is normally a slow period but we – you know, if you compared year-over-year, it was a huge increase, and the fact that we are in the middle of Sunset really is driving all this variability and difficulty of deciphering normal trends. But, I’d almost hate to get into it but that answer is, it varies month-to-month based on the dealers and distributors order flow, and right now, that order flow is all over the map because of Sunset.

Russ Silvestri:	Okay. And just, how do you measure the inventory in the channel at distributors? I think you said, you know, it’s somewhere between two to four weeks. I mean, is that increasing or is that decreasing? I mean, I would assume it might be increasing because they might be expecting a surge, but I was just curious as to your assessment of the inventory in the channel.

Joe Beatty:	Yeah. I think modest increase is the way to think about it, certainly as of the end of our fourth quarter, there was a modest increase. Enrolling stock – you know, they’re careful. They don’t want to have a lot of inventory on hand but then again, it’s the Sunset. So, I think they rely on us to have inventory at the ready, knowing we can ship quickly and we’ve been good at that historically. So, yeah, I don’t think they’re building up large excess inventories and probably because we’ve been doing so well at shipping quickly.

Russ Silvestri:	Okay. And, my last question would be, what are – are there any operating costs associated with the services business?

Joe Beatty:	There are some, yeah. The operating costs associated with the services are, you know, this is a – this was a set of servers running custom software where we receive every method, so we have – we have engineers obviously that maintain this but a lot of that expense shows up in our engineering line. We have a great operations team in Atlanta that make sure they keep humming, and so that’s – most of those folks are in our sales and marketing line, in our G&A line, depending on who they are. So, there are a lot of people costs that we – but, when we talk about the incremental margin, the main cost of that is really our carrier costs.

Russ Silvestri:	Okay.

Joe Beatty:	So, that’s why our incremental – or our gross margin is, you know, upward 40 to almost 50%. Most of that cost is carrier cost and a small sliver of that cost is communication line costs.

Russ Silvestri:	Okay. And then, I think you mentioned that the cost – as everything goes digital, it’s going to go down to, I think it was $4 a month. How often is that price reset?

Joe Beatty:	Well, it’s a function of our customer supply agreements and that typically – that’s an annual kind of view but it depends on the customer we are dealing with. But yeah, I think you’d think about it as an annual kind of adjustment. That’s a good way to think about it.

Russ Silvestri:	Annual. So, your fiscal year or [inaudible]?

Joe Beatty:	No, annual for when the agreements were struck with individual dealers and customers.

Operator:	Thank you sir. Once again ladies and gentlemen, if you have a question, please press the star followed by the one at this time. If you’re using speaker equipment, please lift the handset before making your selection.

The next question comes from the line of Bill Ganelin with Cottingham Management. Please go ahead.

Bill Ganelin:	Yeah, thanks. Hi Joe.

Joe Beatty:	Hi Bill.

Bill Ganelin:	Just about everything has been answered. Let me just finish up. After you get beyond Sunset and all the variability, you know, I guess towards the end of this year, next fiscal year or whatever, do you still feel comfortable with the 45,000 unit sales, kind of incremental [inaudible]?

Joe Beatty:	I do Bill. I think that was a nice steady trend for several quarters there. We’re only above it now. You know, based on again, what we’ve heard from our dealers, incremental penetrations, that trend is in good shape. So yeah, I feel good about that.

Bill Ganelin:	Okay. Thanks. That’s all for right now.

Joe Beatty:	Thanks Bill.

Operator:	Thank you sir. At this time, there are no further questions. Please go ahead sir.

Joe Beatty:	Thanks. Well, I appreciate it. Thank you all for participating on the call. You know, we continue to execute on the strategy. I’m very focused on driving more rapid growth and continuing to deliver a consistent record of profitability. So, thanks again for your time and we’ll talk to you again in the future.

Operator:	Thank you sir. Ladies and gentlemen, this does conclude the Telular Corporation Quarter One 2008 Earning Call. If you would like to listen to a replay of today’s conference, please dial toll free 1-800-405-2236 or you may dial toll 303-590-3000. The pass code for the conference is 11106969 followed by the pound sign. Once again, if you would like to listen to a replay of today’s conference, please dial toll free 1-800-405-2236 or dial 303-590-3000 and the pass code is 11106969 followed by the pound sign. We thank you for your participation. You may now disconnect.
END